     As filed with the Securities and Exchange Commission on August 28, 1996
                                                           Registration No. 333-
- -------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                          ----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------
                              THE TITAN CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                       3033 Science Park Road                    95-2588754
(State or other jurisdiction of       San Diego, California 92121              (I.R.S. Employer
incorporation or organization)      (Address of Principal Executive            Identification No.)
                                        Offices and Zip Code)

                           --------------------------
                                   Copies to:
           BERNARD M. HIRL                               DAVID A. HAHN, ESQ
       The Titan Corporation                              Latham & Watkins
      3033 Science Park Road                                701 B Street
    San Diego, California 92121                     San Diego, California 92101
(Name and address of agent for service)                    (619) 236-1234
          (619) 552-9500
           (Telephone number, including area code, of agent for service)

                                -----------------

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                   CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------------------
                                                          Proposed           Proposed
           Title of                                       Maximum            Maximum
           Securities                                     Amount             Offering         Aggregate          Amount of
           to be                                          to be              Price            Offering           Registration
           Registered                                     Registered         Per Share (1)    Price              Fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value. . . . . . . . . . . .    2,249,867            $3.75            $8,437,001          $2,909.31

- --------------------------------------------------------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices of Common Stock on the New York Stock Exchange on August 22, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS

                              THE TITAN CORPORATION

           2,249,867 shares of Common Stock, $.01 par value per share

          This Prospectus relates to 2,249,867 shares of Common Stock, $.01 par value per share (the "Common Stock"), of The Titan Corporation (the "Company") which may be offered from time to time by Jack D. Witt, Robert Johnson, Prabhav
V. Maniyar, The Pelot Family Trust, Clyde E. Gartley, Robert Barnhart, Horace P. Jones and Madeline N. Jones, John W. Smith and Barbara K. Smith, Edmund P. Krauklin Trust 4/27/93, The Alvin and Choko Mendis Family Trust, David R. Conner or Sandra H. Conner, Mary Campbell, Joretta L. Slack, Joretta A. Watts, Joseph
A. Whitam and Martha J. Whitam, John and Rae Spruill and Edward J. and Bernice
J. Brown (the "Selling Stockholders"). Such shares of Common Stock are hereinafter referred to as the "Securities."

          All of the Securities are to be offered for the account of the Selling Stockholders. The Securities may be offered and sold from time to time by the Selling Stockholders, in each case in open market transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at prices then prevailing on the New York Stock Exchange (the "NYSE") at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. To the extent required, the amounts of the Securities to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post effective amendment to the Registration Statement. The Selling Stockholders reserve the sole right to accept and, together with any agent of the Selling Stockholder, to reject in whole or in part any proposed purchase of the Securities. The Selling Stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

          The Company will not receive any of the proceeds from the sale of the Securities by the Selling Stockholders. The Company issued the Securities in May 1996 in connection with the acquisition of Eldyne, Inc. and Unidyne Corporation. The Company has agreed to pay all costs of the registration of the Securities. Such costs, fees and disbursements are estimated to be approximately $25,000.

          SEE "RISK FACTORS" BEGINNING AT PAGE 6 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

          The Common Stock to be registered hereunder is listed for trading on the NYSE (Symbol: TTN).

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR  ADEQUACY OF
                THIS PROSPECTUS.ANY REPRESENTATION TO THE
                     CONTRARY IS A  CRIMINAL OFFENSE.

                 The date of this Prospectus is August 28, 1996

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus. The Commission maintains a web site on the World Wide Web that contains reports, proxy statements and other information filed by registrants under the Exchange Act, including the Company, at "http://www.sec.gov."

          The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended, covering the shares of Common Stock covered by this Prospectus. This Prospectus omits certain information and exhibits included in that Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

          The Company's Common Stock is traded on the NYSE (Symbol: TTN), and reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference and shall be deemed a part hereof:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

          (c) The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-B under the Securities Exchange Act of 1934, file no. 0-2641.

          (d) The Company's Current Reports on Form 8-K, dated March 6, 1996, April 25, 1996 and June 6, 1996 (as amended by Form 8-K/A dated August 7, 1996).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date this Prospectus is filed with the Commission and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Titan undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of its Annual Report to Stockholders for the last fiscal year and any or all of the information that has been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the foregoing documents). Requests for such information should be directed to The Titan Corporation, Attention: General Counsel, 3033 Science Park Road, San Diego, California 92121, (619) 552-9500.

                                TABLE OF CONTENTS

                                                                 PAGE

The Company                                                      5

Recent Acquisition                                               6

Risk Factors                                                     6

     Entry Into Commercial Business                              7

     Recent Losses                                               7

     Non-Compliance with Bank Covenants; Need
       for Additional Liquidity                                  8

     1995 Restructuring                                          8

     Reliance on Major Software Customer                         9

     Dependence on Government Contracts                          9

     Integration of Eldyne/Unidyne Operations                    10

     Reliance on Key Personnel                                   10

     Fluctuations in Quarterly Results                           10

     Possible Volatility of Stock Price                          11

     Competition                                                 11

Use of Proceeds                                                  11

Selling Stockholders and Plan of Distribution                    11

Experts                                                          14

Legal Matters                                                    14

                                   THE COMPANY

        THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "TITAN" OR THE "COMPANY" INCLUDE THE TITAN CORPORATION AND ITS SUBSIDIARIES.

        Titan provides sophisticated communications and information systems products and services to large commercial and government customers. Titan utilizes its core satellite and wireless communications and large-scale software applications technology and expertise to target rapidly growing markets.

        In its communications business, Titan specializes in the development and production of advanced satellite terminals, voice/data modems, networking systems and other products used to provide reliable and secure communications for a variety of voice, data and video applications. In the commercial marketplace, Titan applies its technology and expertise to provide bandwidth efficient and cost-effective satellite earth stations for telephony services in locations with little or no wired telephony infrastructure. Titan also offers a conditional access system which provides secure distribution of satellite, wireless or cable TV video programming. In the government area, as a result of its proprietary technology the Company is a leading provider of secure ultra high frequency ("UHF") communications systems to the U.S. military community.
In the current environment of limited resources and multiplying defense requirements, the government is placing increasing reliance on secure communications systems that allow forces to collect and assimilate information and rapidly respond to hostile situations.

        The Company's information systems business provides systems design and object-oriented software development services to assist commercial and government customers engineer new information systems or re-engineer existing information systems to address the migration from legacy systems to distributed computing environments utilizing the Internet and/or a dedicated intranet.
These design activities involve implementing a distributed network systems architecture that satisfies a customer's specific requirements while taking into account existing hardware and software systems. Titan provides a complete integrated system solution to a client's requirements using both commercial hardware and software as well as custom or semi-custom Titan-developed software. Titan's commercial business focuses on the telecommunications and, to a lesser extent, financial services industries. The Company's government funded efforts include developing and implementing enterprise-wide information networks for intelligence agencies, NATO and the Federal Aviation Administration where it can capitalize on its extensive knowledge of such customers' operations and needs.

        In addition to the Company's core communications and systems businesses, Titan's technology and expertise permit it to bid for externally-funded research and development projects in selected areas. These projects generate technologies that Titan believes can generate additional value for the Company. Titan is exploiting these contracts and its technologies by developing new businesses and through licensing, joint venturing or sales to third parties.
For
example, Titan has developed new businesses in medical product sterilization and environmental services.

        The Company is executing its strategy through four business segments which focus on the unique needs of its customer base and Titan's unique capabilities: Defense Systems, which includes defense communications and government information systems; Software Systems, the commercial information systems business; Communications Systems, the commercial satellite and broadband communications business; and Emerging Technologies. The Defense Systems, Software Systems and Communications Systems segments represent the Company's core information and communications systems and service businesses.

        The Company's principal offices are located at 3033 Science Park Road, San Diego, California 92121, and the Company's phone number is (619) 552-9500. The Company's internet address on the world-wide web is "http://www.titan.com".

                               RECENT ACQUISITION

        On May 24, 1996, the Company consummated the acquisition of three privately-held affiliated businesses: Eldyne, Inc., a California corporation ("Eldyne"); Unidyne Corporation, a Virginia corporation ("Unidyne"); and Diversified Control Systems, LLC, a Nevada limited liability company ("DCS"). Eldyne, Unidyne and DCS are information technology businesses that provide the Department of Defense and other government customers with systems research, development and prototyping, fleet integration, insertion of technology into existing systems, control systems and life cycle support. Further information is provided in the Company's current reports on Form 8-K filed April 25, 1996 and June 6, 1996 (as amended by Form 8-K/A dated August 7, 1996).

                                  RISK FACTORS

        Prospective investors should carefully consider the specific risk factors set forth below as well as the other information in this Prospectus or incorporated by reference before deciding to purchase the Common Stock offered hereby. Certain statements in this Prospectus or incorporated by reference that are not historical fact constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following risks:

ENTRY INTO COMMERCIAL BUSINESS

        The Company's revenues historically have been derived principally from business with the Department of Defense and other government agencies. Since 1992, the Company has pursued a strategy that includes using the technology from its defense business to build commercial business. This strategy presents both significant opportunities and significant risks for the Company. Many of the Company's commercial businesses, such as broadband communications (secure television), satellite communications and medical sterilization, remain in an early stage. As such, the Company is subject to all the risks inherent in the operation of a start-up venture, including the need to develop and maintain marketing, sales and customer support capabilities, to secure appropriate third party manufacturing arrangements, to respond to the rapid technological advances inherent in these markets, to secure the necessary financing to support these activities and ultimately to design and manufacture products acceptable to buyers in its target markets. In addition, many of the opportunities in the broadband communications and satellite communications businesses are large international projects which require long lead times in the contract process. The Company's efforts to address these risks have required, and will continue to require, significant expenditures and dedicated management time and other resources. There can be no assurance that the Company will be successful in addressing these risks or in developing these commercial businesses.

        Certain investments in the Company's start-up commercial ventures have been capitalized and are included in the Company's balance sheet, primarily within the captions of Property and Equipment, Other Assets and Inventory. At June 30, 1996, these capitalized investments aggregated approximately $15.4 million, and consisted of approximately $9.0 million net book value of the Company's two medical sterilization facilities, approximately $4.3 million of capitalized software costs in the Company's broadband communications unit and approximately $2.1 million of non-recurring engineering costs related to inventory of the commercial satellite communications business. None of the medical sterilization, broadband communications or satellite communications businesses has yet generated sufficient revenues to achieve profitability and there can be no assurance that either will do so.

RECENT LOSSES

        The Company reported net losses of $3.8 million and $1.6 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The Company's net loss for the six months ended June 30, 1996 was due primarily to continuing losses in the commercial Communications
System segment. The Company plans to continue to make substantial investments in the Communications System segment, principally in the broadband communications business, and expects that the Communications
Segment will incur significant losses during the remainder of 1996. There can be no assurance that the Company will achieve profitability in the future.

NON-COMPLIANCE WITH BANK COVENANTS; NEED FOR ADDITIONAL LIQUIDITY

        The Company's continued investment in its emerging commercial business, particularly within the Communications Systems segment, has created significant demands on the Company's capital resources. During the six months ended June
30, 1996, the Company used $3.2 million in cash for operating requirements. The Company's bank line of credit agreement requires the Company to have annual positive net income, as defined, prohibits two consecutive quarterly losses and contains other financial covenants which require the Company to maintain stipulated levels of tangible net worth, a minimum interest coverage ratio and a specified quick ratio. As of June 30, 1996, the Company was not in compliance with the covenants relating to consecutive quarterly losses and ratios of total liabilities to tangible net worth and minimum interest coverage. The Company has obtained a waiver from the bank for these conditions as of June 30, 1996, subject to the bank's right to secure the outstanding obligations under the line of credit with the Company's assets, if is so chooses. The Company's Eldyne and Unidyne Subsidiaries also have a bank line of credit, which is secured by the assets of those entities and Diversified Control Systems. The line of credit agreement contains certain financial covenants that require each of Eldyne and Unidyne to maintain stipulated levels of tangible net worth, working capital and leverage. At June 30, 1996, Eldyne and Unidyne were not in compliance with certain of these financial covenants and have obtained a waiver from the bank for these conditions as of June 30, 1996. There can be no assurance that the Company, Eldyne or Unidyne will achieve compliance with the covenants of their respective line of credit agreements or that future waivers of non-compliance may be obtained from their respective banks.

        Cash requirements for the remainder of 1996 will continue to be significant. The Company intends to continue its investment in the further development of business ventures within the Communications Systems segment. To finance this investment the Company is investigating a combination of alternatives that include continued working capital management, utilization of the remaining availability under the bank line of credit ($3.1 million available under the Company's $17 million bank line of credit at August 26, 1996), and new debt and equity sources. There can be no assurance that the Company will be successful in obtaining such additional funding. In such event, the Company would have to reassess its investment in its commercial businesses.

1995 RESTRUCTURING

        The Company recorded a charge of approximately $5.4 million in 1995 relating to a plan of restructuring designed to focus the Company on its core businesses and better to position the Company for growth and strategic transactions. As part of the restructuring, the Company redefined its business into four segments: Defense Systems, Software Systems, Communications Systems and Emerging Technologies. The restructuring also involves the dispositions of certain businesses not central to the Company's long-term strategy, significant reorganizations of its Software Systems segment and medical products sterilization business, personnel reductions and other actions associated with reorganizing the structure of the

Company. There can be no assurance that the Company will be able to implement these restructuring activities or that there will not be further restructurings.

RELIANCE ON MAJOR SOFTWARE CUSTOMER

        The Company's Software Systems business has been substantially dependent on business from a major telecommunications company to develop and support access carrier client/server software applications. Revenues from this customer totaled approximately $9.7 million, 24.3 million, $24.5 million and $4.9 million, or 9%, 18%, 18% and 8% of total revenues, in the years ended December 31, 1993, 1994, 1995 and in the six months ended June 30, 1996, respectively.
In the second half of 1995, the Company began to experience reduced demand from this customer and this trend continued during the first six months of 1996. The Company believes that this reduced demand resulted primarily from the customer's reassessment of its overall business process reengineering program. In addition, the Company has now completed major portions of existing work for this customer which contributed to the trend of declining revenues. In addition, in the second quarter of 1996, the Company also incurred additional costs in connection with a negotiated conclusion of certain programs with such customer. The loss of this customer, or a substantial delay or further decrease in the amount of its business, would have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON GOVERNMENT CONTRACTS

        Titan's U.S. Government customers include the Navy, Army, Air Force, Federal Emergency Management Agency, Department of Commerce, National Aeronautics and Space Administration, Federal Aviation Administration, Defense Nuclear Agency, and other U.S. and allied government agencies. The Company's business is dependent to a large extent upon continued funding from these sources. U.S. defense budgets have been declining in real terms since the mid-1980's and may continue to do so in the foreseeable future. Further significant reductions in defense expenditures could adversely affect the Company's results of operations and financial condition. For the years ended December 31, 1993, 1994, and 1995, and the six months ended June 30, 1996, direct and indirect government business represented approximately 75%, 68%, 58% and 68%, respectively, of the Company's revenues. These percentages will be impacted going forward by the Company's acquisition in May 1996 of Eldyne, Inc., Unidyne Corporation and Diversified Control Systems, substantially all of the revenues of which is derived from direct and indirect U.S. government business.

        The Company's contracts with the government and subcontractors to prime contractors are subject to termination for the convenience of the government, termination, reduction, or modification in the event of change in the government's requirements or budgetary constraints. When the Company participates as a subcontractor, such contracts are also subject to the failure or inability of the prime contractor to perform its prime contract. In addition, the Company's contract-related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between the Company and the U.S. Government.

        In addition to the right to terminate, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years.

INTEGRATION OF ELDYNE/UNIDYNE OPERATIONS

        In May 1996, the Company acquired Eldyne, Inc., Unidyne Corporation and Diversified Control Systems, LLC. These companies provide the Department of Defense and other government customers with systems research, development and prototyping, fleet integration, insertion of technology into existing systems, control systems and life cycle support. The integration of these businesses into the Company requires the dedication of management resources which may detract from attention to the day-to-day business of the remainder of the Company. In addition, the Company intends to seek to reduce expenses of the combined operations through consolidation of facilities and other expense reductions. There can be no assurance, however, that the Company will be able to reduce expenses or that there will not be material adverse effects relating to the integration of these operations into the Company.

RELIANCE ON KEY PERSONNEL

        The Company's success depends in large part upon its ability to attract and retain highly qualified technical and management personnel, including without limitation, computer programmers proficient in the C++ language, telecommunications engineers and technical and management personnel with the high-level security clearances required for much of the Company's classified work. Most of the Company's key personnel are not subject to employment or noncompetition agreements. Competition for such personnel from other companies, academic institutions, government entities and other organizations is intense. There can be no assurance that the Company will be successful in hiring or retaining such key personnel.

FLUCTUATIONS IN QUARTERLY RESULTS

        The Company's results of operations are subject to considerable fluctuations from quarter to quarter due to changes in demand for the Company's products or services and other factors, and there can be no assurance that the Company will be profitable in any particular quarter. Demand for the Company's products and services in each of the markets it serves can vary significantly from quarter to quarter due to revisions in budgets or schedules for customer projects requiring the Company's products or services, changes in demand for the customers' products which incorporate or utilize the Company's products or services and other factors beyond the Company's control. In addition, demand for products in the emerging secure television and commercial satellite businesses is highly uncertain given the emerging nature of the Company's technology and other established competing products and technologies.

POSSIBLE VOLATILITY OF STOCK PRICE

        The trading price of the Company's Common Stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the industries in which the Company competes and other events or factors. In addition, in recent years broad stock market indices, in general, and the securities of companies with emerging businesses, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the Common Stock. In addition, sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the future trading price of the Common Stock.

COMPETITION

        The industries and markets in which the Company competes are highly competitive. The Company encounters intense competition in most of its business areas from numerous other companies, many of which have far greater name recognition and financial, technological, marketing and customer service resources than the Company. The Company's ability to compete in its markets depends to a large extent on its ability to provide high quality products and services with shorter lead times at lower prices than its competitors.

USE OF PROCEEDS

        All of the Securities offered hereby will be sold for the account of the Selling Stockholders. The Company will not receive any part of the proceeds.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        All of the Securities offered hereby will be sold for the account of the Selling Stockholders. Except as set forth below, the Selling Stockholders' plan of distribution is set forth on the cover page of this Prospectus. Additional information regarding the Selling Stockholders is as set forth below.

 NAME OF SELLING STOCKHOLDER           NUMBER OF SECURITIES OWNED

Jack D. Witt  (1)                            1,510,917  (2)

David R. Conner or Sandra H. Conner            151,949

Joretta L. Slack                                         116,792

Robert Johnson                                             8,333

Prabhav V. Maniyar                                        45,000

The Pelot Family Trust                                    66,667

Clyde E. Gartley                                          66,667

Joretta A. Watts                                          27,695

Robert Barnhart                                           22,605

Horace P. Jones and Madeline N. Jones                     68,500

John W. Smith and Barbara K. Smith                        50,005

Edmund P. Krauklin Trust 04/27/93                         10,960

Alvin M. Mendis and Choko Mendis, Trustees,               47,265
U.D.T. Dated April 3, 1989, the Alvin and
Choko Mendis Family Trust

Mary Campbell                                              4,110

Joseph A. Whitam and Martha J. Whitam                      7,192

John and Rae Spruill                                      34,250

Edward J. and Bernice J. Brown                            10,960
                                                    ------------
Total                                                  2,249,867

        (1) Mr. Witt also received 500,000 shares of a newly created Series B Cumulative Convertible Redeemable Preferred Stock of Titan with an aggregate liquidation preference of $3,000,000 (the "Series B Preferred Stock") in connection with Titan's acquisition of Eldyne, Inc. The Series B Preferred Stock accrues dividends at a rate of 6% per annum payable quarterly in arrears, has a liquidation preference of $6.00 per share plus accrued and unpaid dividends (the "Liquidation Preference") and is entitled to one vote per outstanding share, voting together with the holders of outstanding Titan Common Stock on all matters submitted for a stockholder vote. The Series B Preferred Stock is convertible at the holder's option into shares of Titan Common Stock at a conversion price of $9.00 per share (subject to customary anti-dilution adjustments) after six months and prior to eighteen months after the date of issuance. The Series B Preferred Stock also is redeemable at the Liquidation Preference (i) at the holder's option, from the second and until the fifth anniversaries of the date of issuance, and (ii) at Titan's option, after the fifth anniversary of the date of issuance through the tenth anniversary of issuance. In addition, 208,333 shares of the Series B Preferred Stock issued to Witt have been deposited into an escrow account for a period of up to twenty-four months (subject to extension in certain circumstances) to provide indemnification to Titan for breaches of the acquisition agreements and certain other defined matters.

            Also in connection with the acquisitions, Titan and Witt entered into a retainer agreement, pursuant to which Witt was retained as a consultant of Titan for six years following the closing in exchange for an aggregate consulting fee of approximately $1,900,000, payable over the six-year term of the retainer agreement.

            Titan and Witt also entered into a stockholder's agreement pursuant to which Witt has agreed for a period of two years to cause all shares of Titan Common Stock and Series B Preferred Stock which Witt has the right to vote to be voted in proportion to the vote of the other outstanding voting securities of the Company in respect of each proposal submitted for a stockholder vote. In addition, the shares received by Witt are subject to certain transfer restrictions. Titan also granted Witt observation rights at its Board of Director meetings for a period of two years as long as he continues to own at least 5% of the outstanding Titan Common Stock.

        (2) Includes 333,333 shares of Common Stock issuable upon conversion of Series B Preferred Stock. As of August 21, 1996, the number of Securities owned by Mr. Witt represented 7.33% of the outstanding shares of the Company's common stock (9.22% assuming conversion of the Series B Preferred Stock). Each other Selling Stockholder owns less than 1% of the Company's Common Stock.

        Prabhav V. Maniyar is Senior Vice President, Corporate Development of the Company. Also, David R. Conner, Joretta L. Slack, John W. Smith, Bernice J. Brown and Robert Johnson are employees of the Company. Except as set forth above, the Selling Stockholders have had no positions, offices or other material relationships with the Company (or had any such positions, offices or material relationships within the past three years), and does not own greater than one percent of the Common Stock of the Company.

                                     EXPERTS

            The audited financial statements incorporated by reference in this registration statement, to the extent and to the periods indicated in their report, have been audited by Arthur Andersen LLP independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS

            David A. Hahn, Esq., Senior Vice President, General Counsel and Secretary has rendered an opinion as to the legality of the Securities offered hereby.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company

     Securities and Exchange Commission registration fee . . . . .         $2,909
     Accounting fees . . . . . . . . . . . . . . . . . . . . . . .         $5,000
     Company legal fees and expenses . . . . . . . . . . . . . . . .      $12,000
     Blue Sky fees and expenses  . . . . . . . . . . . . . . . . .         $1,000
     Miscellaneous expenses  . . . . . . . . . . . . . . . . . . .         $4,091
                                                                         --------
          TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . .      $25,000

     All of the above items except the registration fee are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.
The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

          The Restated Certificate of Incorporation of Titan contains a provision to limit the personal liability of the directors of Titan for violations of their fiduciary duty, except to the extent such limitation of liability is prohibited by the Delaware Law. This provision eliminates each director's liability to Titan or its stockholders for monetary damages except
(i) for any breach of the director's duty of loyalty to Titan or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

          In addition, Titan has entered into indemnity agreements with its executive officers and directors whereby the Company obligates itself to indemnify such officers and directors from any amounts which the officer or director becomes obligated to pay because of any claim made against him or her arising out of any act or omission committed while he or she is acting in his or her capacity as a director and/or officer of the Corporation.

          Titan maintains directors and officers liability insurance coverage that insures its officers and directors against certain losses that may arise out of their positions with the Corporation and insures the Corporation for liabilities it may incur to indemnify its officers and directors.

ITEM 16.  EXHIBITS

     See Index to Exhibits, attached hereto.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post effective amendment to this registration statement;

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was offered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 20, 1996.

                                   THE TITAN CORPORATION

                                   By:  /s/ GENE W. RAY
                                        -------------------------
                                        Gene W. Ray, President

                                POWER OF ATTORNEY

     Each person whose signature appears below authorizes J. Sidney Webb and Gene W. Ray, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                       Date
- ---------                     -----                       ----
                              Director and
/s/ J. SIDNEY WEBB            Chairman of the Board       August 20, 1996
- -----------------------
J. Sidney Webb
                              Director, President and
/s/ GENE W. RAY               Chief Executive Officer     August 20, 1996
- -----------------------
Gene W. Ray
                              Chief Financial and
/s/ BERNARD M. HIRL           Accounting Officer          August 20, 1996
- -----------------------
Bernard M. Hirl

/s/ CHARLES R. ALLEN          Director                    August 20, 1996
- -----------------------
Charles R. Allen

                              Director                    August 20, 1996
- -----------------------
Joseph F. Caligiuri

/s/ DANIEL J. FINK            Director                    August 20, 1996
- -----------------------
Daniel J. Fink

/s/ ROBERT E. La BLANC        Director                    August 20, 1996
- -----------------------
Robert E. La Blanc

/s/ THOMAS G. POWNALL         Director                    August 20, 1996
- -----------------------
Thomas G. Pownall

                                INDEX TO EXHIBITS

EXHIBIT                                                                     PAGE

2.1 Agreement and Plan of Reorganization of Eldyne, Inc. dated as of April 19, 1996 by and among Eldyne, Inc., Jack Witt, ELD Acquisition Sub, Inc. and The Titan Corporation, which was exhibit 2.1 to Registrant's Form 8-K dated May 24, 1996, is incorporated herein by this reference.

2.2 Agreement and Plan of Reorganization of Unidyne Corporation dated as of April 19, 1996 by and among Unidyne Corporation, Jack Witt, UNI Acquisition Sub, Inc. and The Titan Corporation, which was exhibit 2.2 to Registrant's Form 8-K dated May 24, 1996, is incorporated herein by this reference.

4.1      Certificate of Designations of Series B Cumulative Convertible       20
         Redeemable Preferred Stock

4.2 Registration Rights Agreement, dated May 24, 1996, which was exhibit 2 to Schedule 13D filed on behalf of Mr. Jack D. Witt on June 5, 1996, is incorporated herein by this reference.

4.3 Stockholders Agreement, dated May 24, 1996, which was exhibit 1 to Schedule 13D filed on behalf of Mr. Jack D. Witt on June 5, 1996, is incorporated herein by this reference.

5        Opinion and Consent of David A. Hahn                                 34

23.1     Consent of Arthur Andersen LLP                                       35

23.2     Consent of David A. Hahn (Included in Exhibit 5)                      -

24       Power of Attorney (Included on the Signature Page)                    -